For more information, contact:	Exhibit 99.1
Robyn B. Mabe, Chief Financial Officer
(540) 345-3195

WESTERN SIZZLIN REPORTS THIRD QUARTER RESULTS

ROANOKE, Va. (November 14, 2005)—Western Sizzlin Corporation (OTC Bulletin Board: WSZZ), announces third quarter results that will be filed on Form 10-Q with the SEC on November 14, 2005.

Net income for the third quarter ended September 30, 2005 was $203,548 compared to net income of $199,530 for the third quarter of 2004.  Net income for the nine months ended September 30, 2005 was $378,992 compared to net income of $540,707 for 2004.  Revenues for the third quarter ended September 30, 2005 were $4.8 million compared to $5.7 million for the third quarter of 2004.  Revenues for the nine months ended September 30, 2005 were $15.2 million compared with $16.6 million for nine months of 2004.  Earnings per share were $0.02 for the three months ended September 30, 2005 and 2004 and $0.03 and $0.05 for the nine months ended September 30, 2005 and 2004, respectively.

 Cash and cash equivalents decreased by $202,407 from December 31, 2004 to September 30, 2005, achieving a balance of approximately $1.9 million at September 30, 2005.  The Company achieved positive working capital of $1.7 million at September 30, 2005 and $1.5 million at December 31, 2004.

“We continue to review real estate opportunities for franchise and Company operations”, said James C. Verney, President and Chief Executive Officer. Two Company-owned restaurants, both located in Northern Virginia, are scheduled for major remodeling in the fourth quarter of 2005, with an estimated capital expenditure projection of $885,000. Total capital expenditures for Company operations for 2005 are expected to be approximately $1 million. “We anticipate that the remodeled restaurants will experience increased sales and traffic as a result,” said Verney. Along with this effort, the Company will operate the remodeled Company-owned stores under the “Great American Buffet” name. The Company has also entered into a lease for a new Company-owned location in Chantilly, Virginia. This new location is expected to open by the end of the second quarter of 2006. Financing for the joint venture in Harrisonburg, Virginia was secured in October 2005 and the Company made a $300,000 cash contribution along with a $300,000 cash contribution from its joint venture partner, W & K Foods. This location is scheduled to open mid 2006, as well. On the franchise side, a franchisee in Arkansas is committed to opening a new prototypical Western Sizzlin, which the Company has spent time in developing during 2004 and 2005. This new franchised prototypical Western Sizzlin is scheduled to open the Fall of 2006.

There have been 12 franchise closures and 3 openings to date in 2005.  Western Sizzlin Corporation operates and franchises a total of 144 units in 21 states as of November 11, 2005 under names of WesterN SizzliN Steak & More, WesterN SizzliN Wood Grill, Great American Steak & Buffet Company, and Quincy Steakhouses.  Inquiries should be directed to Robyn B. Mabe, Vice President and Chief Financial Officer at 1338 Plantation Road, N.E. Roanoke, VA  24012.

Comments included in this news release may include “forward-looking statements” within the meaning of the federal securities laws. These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Western Sizzlin Corporation cautions readers not to place undue reliance upon any such forward-looking statements as actual results may differ materially from expectations. Further information on the types of factors that could affect the Company can be found in the Company’s filings with the SEC.

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